EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the foregoing registration statement on Form S-8 of our report dated May 12, 2003 relating to the consolidated balance sheet of NuWay Medical, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-KSB of NuWay Medical, Inc.

Our report dated May 12, 2003 contains an explanatory paragraph that states NuWay Medical, Inc. has limited liquid resources, recurring losses from operations, and is seeking to implement its business plan with a new industry focus which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                          /s/  Haskell & White LLP


Irvine, California
March 8, 2004